Renewal of Distribution Agreement

Agreement made this 2nd day of August, 2010 by and between Nuveen Multistate Trust I (formerly Nuveen Flagship Multistate Trust I), a Massachusetts business trust (the “Fund”), and NUVEEN INVESTMENTS, LLC, a Delaware corporation (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2010 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 8, 2011 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 8, 2011 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST I

	By:	/s/ Mark L. Winget
Vice President
ATTEST:

/s/ Virginia O’Neal
Assistant Secretary
NUVEEN INVESTMENTS, LLC

	By:	/s/ Stuart Cohen
Managing Director
ATTEST:

/s/ Christopher Rohrbacher
Assistant Secretary